UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2015

UNILIFE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	001-34540	27-1049354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Ru1e 425 under the Securities Act (17 CFR 30.425)

☐	Soliciting material pursuant to Ru1e 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Ru1e 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Ru1e 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Unilife Corporation (the “Company”) is furnishing a Corporate Presentation dated July 30, 2015 (the “Corporate Presentation”), attached as Exhibit 99.1 hereto and incorporated herein by reference, which the Company may use from time to time beginning on July 30, 2015 in presentations to investors and other stakeholders. The Corporate Presentation will also be available on the Company’s website at http://ir.unilife.com.

Item 8.01. Other Events.

On July 29, 2015, the Company announced its new Imperium™ platform of instant insulin pumps. Imperium is a prefilled, disposable, multi-day wearable insulin pump that does not require filling or assembly by the patient. Because it is prefilled and pre-assembled like an insulin pen, only three intuitive steps are required to commence continuous subcutaneous insulin infusion, with on-demand bolus delivery available to the user via the simple push of a button. Imperium is configurable to include wireless connectivity systems, such as Bluetooth LE, to integrate with smartphone apps for patient reminders and status updates. With data connectivity available, healthcare providers could also have access to real-time or historic data to tailor the insulin therapy for each patient to achieve and maintain glycemic control.

Imperium is designed for supply to a select insulin partner or partners ready for filling and packaging using standard pharmaceutical processes, materials and equipment. Insulin partners can then sell the prefilled, fully-assembled device through existing commercial channels, with no sales, marketing, commercial development, reimbursement, and clinical support costs to Unilife. As a prefilled, high-precision device with a delivery resolution of 0.5µL, Imperium is suitable for use with high concentration insulins up to U-500.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Corporate Presentation dated July 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: July 30, 2015	By:	/s/ Alan Shortall
Alan Shortall
Chairman and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

99.1	Corporate Presentation dated July 30, 2015